GILEAD SCIENCES ANNOUNCES FOURTH QUARTER AND FULL YEAR 2021 FINANCIAL RESULTS
Biktarvy Sales Increased Year-Over-Year by 19% for Full Year 2021 & 22% for Fourth Quarter 2021
EPS Results Reflect $1.25 Billion Charge for a Legal Settlement & $625 Million Arcus Opt-In Charge
Foster City, CA, February 1, 2022 - Gilead Sciences, Inc. (Nasdaq: GILD) announced today its results of operations for the fourth quarter and full year 2021.
“Gilead is at an important point in its transformation journey, having built considerable momentum in the expansion of our commercial and clinical portfolios in both virology and oncology in 2021,” said Daniel O’Day, Gilead’s Chairman and Chief Executive Officer. “We are planning to further increase the number of clinical development studies across our novel oncology portfolio in 2022. We also look forward to advancing our long-acting programs for HIV. Today our cancer therapies, Trodelvy, Yescarta and Tecartus are reaching increasing numbers of cancer patients, Veklury is playing a critical role in the pandemic and Biktarvy remains the most prescribed HIV treatment in the US. We have all the elements in place for a strong year and a strong decade.”
Fourth Quarter 2021 Financial Results
•Total fourth quarter 2021 revenue of $7.2 billion decreased 2% compared to the same period in 2020, due to decreased demand for Veklury® (remdesivir 100 mg for injection), partially offset by favorable pricing dynamics in HIV.
•Diluted Earnings Per Share (“EPS”) decreased to $0.30 for the fourth quarter 2021 compared to $1.23 for the same period in 2020. The decrease was primarily driven by a $1.25 billion charge related to a legal settlement and a charge of $625 million related to the Arcus Biosciences, Inc. (“Arcus”) collaboration opt-in, representing an unfavorable $0.80 and $0.38 impact to diluted EPS, respectively. This was partially offset by favorable changes in the fair value of Gilead’s equity investments.
•Non-GAAP diluted EPS decreased to $0.69 for the fourth quarter 2021 compared to $2.19 for the same period in 2020, primarily due to the impact of the aforementioned $1.25 billion charge related to a legal settlement and a charge of $625 million related to the Arcus collaboration opt-in, representing an unfavorable $0.80 and $0.38 impact to non-GAAP diluted EPS, respectively.
•As of December 31, 2021, Gilead had $7.8 billion of cash, cash equivalents and marketable debt securities compared to $7.9 billion as of December 31, 2020.
•During the fourth quarter 2021, Gilead generated $3.2 billion in operating cash flow.
•During the fourth quarter 2021, Gilead repaid $1.0 billion in debt, paid cash dividends of $894 million and utilized $49 million to repurchase common stock.
Product Sales Performance for the Fourth Quarter 2021
Total fourth quarter 2021 product sales decreased 2% to $7.2 billion compared to the same period in 2020. Total product sales excluding Veklury increased 8% to $5.8 billion for the fourth quarter 2021 compared to the same period in 2020, primarily reflecting higher demand for Biktarvy® (bictegravir 50 mg/emtricitabine (“FTC”) 200 mg/tenofovir alafenamide (“TAF”) 25mg) and favorable pricing dynamics in HIV as well as contributions from Trodelvy® (sacituzumab govitecan-hziy) and Cell Therapy.

February 1, 2022	2

HIV product sales increased 7% to $4.5 billion for the fourth quarter 2021 compared to the same period in 2020, reflecting higher Biktarvy demand and favorable pricing dynamics in HIV, partially offset, as expected, by the loss of exclusivity of Truvada® (FTC 200mg/tenofovir disoproxil fumarate (“TDF”) 300mg) and Atripla® (efavirenz 600mg/FTC 200mg/TDF 300mg) in the United States.
•Biktarvy sales increased 22% year-over-year in the fourth quarter 2021, primarily reflecting higher demand and favorable pricing dynamics.
•Truvada and Atripla sales decreased 58% and 29% year-over-year, respectively, in the fourth quarter 2021, as expected, due to the loss of exclusivity in the United States in late 2020.
Hepatitis C virus (“HCV”) product sales decreased 7% to $393 million for the fourth quarter 2021 compared to the same period in 2020, primarily driven by unfavorable changes in payer mix and fewer patient starts.
Hepatitis B virus (“HBV”) and hepatitis delta virus (“HDV”) product sales increased 9% to $265 million for the fourth quarter 2021 compared to the same period in 2020. Vemlidy® (TAF 25 mg) sales increased 17% in the fourth quarter 2021 compared to the same period in 2020, driven primarily by uptake in all geographies. Hepcludex® (bulevirtide) contributed $12 million in the fourth quarter 2021 as launch activities continued across Europe.
Cell Therapy product sales increased 47% to $239 million for the fourth quarter 2021 compared to the same period in 2020.
•Yescarta® (axicabtagene ciloleucel) sales increased to $182 million in the fourth quarter 2021, reflecting continued demand in relapsed or refractory large B-cell lymphoma (“LBCL”) in the United States and Europe and follicular lymphoma (“FL”) in the United States.
•Tecartus® (brexucabtagene autoleucel) sales increased to $57 million in the fourth quarter 2021, driven by continued adoption in mantle cell lymphoma (“MCL”) and launch in adult patients with relapsed or refractory B-cell precursor acute lymphoblastic leukemia.
Trodelvy sales for the fourth quarter 2021 were $118 million, reflecting continued uptake in the second-line setting for treatment of metastatic triple-negative breast cancer (“TNBC”) in the United States and Europe as well as second-line metastatic urothelial cancer (“UC”) in the United States.
Veklury sales decreased 30% to $1.4 billion for the fourth quarter 2021 compared to the same period in 2020. Sales of Veklury are generally affected by COVID-19 related rates of infections, hospitalizations and vaccinations as well as the availability, uptake and effectiveness of alternative treatments for COVID-19.
Fourth Quarter 2021 Product Gross Margin, Operating Expenses and Tax
•Product gross margin was 63.3% for the fourth quarter 2021 compared to 80.9% in the same period in 2020. Non-GAAP product gross margin was 70.5% for the fourth quarter 2021 compared to 87.5% in the same period in 2020. The lower product gross margin reflects the impact of the $1.25 billion charge related to the aforementioned legal settlement.
•Research and Development (“R&D”) expenses for the fourth quarter 2021 were $2.0 billion compared to $1.6 billion in the same period in 2020. Non-GAAP R&D expenses for the fourth quarter 2021 were $2.0 billion compared to $1.5 billion in the same period in 2020. Higher R&D expenses primarily reflect a charge related to the Arcus collaboration opt-in and increased Trodelvy and magrolimab clinical activities, partially offset by the impact of higher 2020 expenses in connection with an amended agreement with Galapagos NV in the prior year that did not repeat.
•Selling, General and Administrative (“SG&A”) expenses for the fourth quarter 2021 were $1.7 billion compared to $1.7 billion in the same period in 2020. Non-GAAP SG&A expenses for the fourth quarter 2021 were $1.6 billion compared to $1.5 billion in the same period in 2020. Higher non-GAAP SG&A expenses reflect increased promotional and marketing activities, primarily due to Trodelvy.

February 1, 2022	3

•The effective tax rate (“ETR”) and non-GAAP ETR for the fourth quarter 2021 were 50.5% and 32.2%, respectively, compared to 14.9% and 15.8%, respectively, for the same period in 2020. The higher ETR reflects tax expense related to uncertain tax positions, an increase in valuation allowance as well as the impact of discrete tax benefits related to settlements with tax authorities in 2020 that did not recur in 2021.
Full Year 2021 Financial Results
•Total full year 2021 revenue of $27.3 billion increased 11% compared to 2020, due to increased demand for Veklury.
•Diluted EPS increased to $4.93 for the full year 2021 compared to $0.10 in 2020. Non-GAAP diluted EPS increased 3% to $7.28 for the full year 2021 compared to $7.09 in 2020. The increase in EPS and non-GAAP diluted EPS was primarily due to higher product sales partially offset by the impact from the aforementioned legal settlement, representing an unfavorable $0.80 impact, and higher operating expenses, including a charge related to the Arcus collaboration opt-in, representing an unfavorable $0.38 impact. EPS in 2020 reflects higher acquired in-process R&D (“IPR&D”) charges and higher unrealized losses on our equity investments.
Product Sales Performance for the Full Year 2021
Total full year 2021 product sales increased 11% to $27.0 billion compared to the same period in 2020. Total product sales excluding Veklury decreased 0.5% to $21.4 billion for the full year 2021 compared to 2020 primarily driven by, as expected, the loss of exclusivity of Truvada, Atripla and Letairis® (ambrisentan 5 mg and 10 mg) in the United States, partially offset by Biktarvy demand and contributions from Cell Therapy and Trodelvy.
HIV product sales decreased 4% to $16.3 billion for the full year 2021 compared to 2020, reflecting, as expected, the loss of exclusivity of Truvada and Atripla in the United States, partially offset by improved treatment and PrEP medication demand.
•Truvada and Atripla sales decreased 74% and 58% year-over-year, respectively, in the full year 2021, as expected, due to the loss of exclusivity in the United States in late 2020.
•Biktarvy sales increased 19% year-over-year in the full year 2021, reflecting higher demand.
•Descovy sales decreased 9% year-over-year in the full year 2021, primarily driven by lower net price, partially offset by higher PrEP medication demand.
HCV product sales decreased 9% to $1.9 billion for the full year 2021 compared to 2020, primarily due to fewer patient starts.
HBV and HDV product sales increased 13% to $969 million for the full year 2021 compared to 2020, driven primarily by higher demand for Vemlidy in all geographies as well as ongoing launch activities with Hepcludex in Europe.
Cell Therapy product sales increased 43% to $871 million for the full year 2021 compared to 2020, primarily due to launches of Tecartus in MCL and Yescarta in FL.
Trodelvy sales for the full year 2021 were $380 million, reflecting continued uptake and launch activities in second-line metastatic TNBC in the United States and Europe as well as second-line metastatic UC in the United States.
Veklury sales increased 98% to $5.6 billion for the full year 2021 compared to 2020. Sales of Veklury are generally affected by COVID-19 related rates of infections, hospitalizations and vaccinations as well as the availability, uptake and effectiveness of alternative treatments for COVID-19.

February 1, 2022	4

Full Year 2021 Product Gross Margin, Operating Expenses and Tax
•Product gross margin was 75.6% for the full year 2021 compared to 81.2% in 2020. Non-GAAP product gross margin was 83.2% for the full year 2021 compared to 86.5% in 2020. Lower product gross margin primarily reflects the aforementioned legal settlement, partially offset by product mix and lower royalty expense.
•R&D expenses for the full year 2021 were $5.4 billion compared to $5.0 billion in 2020. Non-GAAP R&D expenses for the full year 2021 were $5.2 billion compared to $4.9 billion in 2020. Higher R&D expenses primarily reflect a charge related to the Arcus collaboration opt-in in the fourth quarter 2021 and timing of clinical activities related to Trodelvy and magrolimab, partially offset by lower remdesivir and inflammation related expenses.
•SG&A expenses for the full year 2021 were $5.2 billion compared to $5.2 billion in 2020. Non-GAAP SG&A expenses for full year 2021 were $5.0 billion compared to $4.8 billion in 2020. Higher SG&A expenses primarily reflect increased commercial activities.
•The ETR and non-GAAP ETR for the full year 2021 were 25.1% and 20.4%, respectively, compared to 94.7% and 18.6%, respectively, in 2020. The lower ETR is primarily due to certain acquired IPR&D charges in 2020 that were non-deductible for income tax purposes. The higher non-GAAP ETR primarily reflects the impact of discrete tax benefits related to settlements with tax authorities in 2020 that did not recur in 2021.
Key Updates Since Our Last Quarterly Release
Viral Diseases
•Announced updates to the lenacapavir clinical development program for the treatment and prevention of HIV. Dosing in the Phase 2 trial evaluating an investigational once-weekly oral combination treatment regimen of lenacapavir plus islatravir for the treatment of HIV was paused following clinical hold by FDA due to recent safety findings associated with Merck & Co., Inc.’s (“Merck”) islatravir.
•Announced a pause in clinical trials evaluating injectable lenacapavir following a clinical hold placed by FDA related to the compatibility of vials made with borosilicate glass with that of the lenacapavir solution. The dosing of oral formulations of lenacapavir continues.
•Announced that Gilead had conducted genetic analysis of more than 15,000 genetic sequences of the Omicron variant isolates and found no additional prevalent mutations in the viral RNA polymerase compared to prior SARS-CoV-2 variants, suggesting Veklury remains active against the Omicron variant.
•Received approval from the European Commission (“EC”) to expand the indication for Veklury for use in the earlier stages of the disease in adult patients who do not require supplemental oxygen and are at increased risk of progressing to severe COVID-19.
•Received FDA approval in January 2022 to expand the Veklury indication to include the treatment of non-hospitalized adult and adolescent patients who are at high risk of progression to severe COVID-19, including hospitalization or death. The pediatric Emergency Use Authorization was also expanded to include use of Veklury in non-hospitalized pediatric patients weighing at least 3.5 kg who are younger than 12 years of age or weigh less than 40 kg and who are at high risk of disease progression.
•Published results from the Phase 3 PINETREE study of Veklury in non-hospitalized patients in the New England Journal of Medicine. Participants receiving a three-day course of Veklury intravenously achieved an 87% reduction in risk for the composite primary endpoint of COVID-19 related hospitalization or all-cause death by Day 28; there were no deaths in either arm of the study through the primary endpoint.
•Announced the submission of a Biologics License Application (“BLA”) to FDA for investigational bulevirtide (labeled as Hepcludex in the EU) for treatment of chronic HDV infection in adults with compensated liver disease.

February 1, 2022	5

Oncology
•Announced a partial clinical hold for global studies evaluating magrolimab in combination with azacitidine due to an apparent imbalance in investigator-reported suspected unexpected serious adverse reactions between study arms. Patients already enrolled in these clinical studies may continue to receive magrolimab and azacitidine, or placebo.
•Granted Priority Review by FDA for a supplemental BLA seeking approval of Yescarta for second-line LBCL with a PDUFA date of April 1, 2022. Regulatory submissions were also announced for the European Medicines Agency (“EMA”).
•Presented results from long-term and earlier-line studies of Yescarta at the American Society of Hematology 2021 meeting. Results from the landmark ZUMA-7 trial of Yescarta in second-line LBCL were highlighted in a plenary session, where data included 60% improvement in event-free survival as compared to standard of care after a median follow-up of 24.9 months. Additional presentations included five-year follow-up data from ZUMA-1 that demonstrated overall survival of 42.6% and updated two-year results from ZUMA-5 data in adult patients with relapsed or refractory indolent non-Hodgkin lymphoma after at least two prior lines of therapy. Results from ZUMA-12 were also reported in patients with high-risk LBCL receiving Yescarta in the front-line setting.
•Received approval from FDA for a label update for Yescarta to include the use of prophylactic corticosteroids across all approved indications. Yescarta is now the first and only chimeric antigen receptor T-cell therapy with information in the label to help physicians prophylactically manage, and potentially prevent, treatment side effects with corticosteroids.
•Announced the availability of Yescarta to patients with relapsed or refractory LBCL in Japan following authorization of the first CAR T-cell therapy treatment site by Daiichi Sankyo Co., Ltd. (“Daiichi Sankyo”).
•Announced Gilead’s decision to exercise options to opt-in to three clinical-stage Arcus programs, which includes both anti-TIGIT molecules (domvanalimab and AB308) as well as etrumadenant and quemliclustat. The transaction was closed in December for total option fee of $725 million paid in January 2022. As part of the agreement, the $100 million option continuation payment previously due to Arcus in the third quarter of 2022 was waived, resulting in a $625 million charge recorded in the fourth quarter of 2021.
•Received marketing authorization from the EC for Trodelvy for the treatment of adult patients with unresectable or metastatic TNBC who have received two or more prior systemic therapies, at least one of them for advanced disease.
•Announced a clinical trial collaboration with Merck to evaluate Trodelvy in combination with Keytruda in the first-line setting in patients with metastatic TNBC and, in the first quarter 2022, in patients with non-small cell lung cancer.
•Announced with Everest Medicines that the Phase 2b EVER-132-001 study evaluating sacituzumab govitecan (labeled as Trodelvy in the U.S.) for patients with metastatic TNBC in China reached the primary overall response rate endpoint.
•Presented a new subgroup analysis of the ASCENT study at the 2021 San Antonio Breast Cancer Symposium which demonstrated that the clinical benefit of Trodelvy in Black patients was consistent with the full metastatic TNBC population in the study.
Corporate
•Announced that a Virology Deep-Dive event will be held on February 17, 2022 and Oncology Deep-Dive event will be held on April 14, 2022.

February 1, 2022	6

Guidance and Outlook
Gilead is providing full-year 2022 guidance below:
•Total product sales between $23.8 billion and $24.3 billion.
•Total product sales, excluding Veklury, between $21.8 billion and $22.3 billion.
•Total Veklury sales of approximately $2.0 billion, primarily reflecting the recent surge in COVID-19 related hospitalizations and our expectations for a step-down in hospitalization rates over the remainder of 2022.
•Earnings per share between $4.70 and $5.20.
•Non-GAAP earnings per share between $6.20 and $6.70.
A reconciliation between GAAP and non-GAAP financial information for the 2022 guidance is provided in the accompanying tables. Also see the Forward-Looking Statements described below. The financial guidance is subject to a number of risks and uncertainties, including uncertainty around the duration and magnitude of the COVID-19 pandemic. While the pandemic can be expected to continue to impact Gilead’s business and broader market dynamics, the rate and degree of these impacts as well as the corresponding recovery from the pandemic may vary across Gilead’s business.
Non-GAAP Financial Information
The information presented in this document has been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), unless otherwise noted as non-GAAP. Management believes non-GAAP information is useful for investors, when considered in conjunction with Gilead’s GAAP financial information, because management uses such information internally for its operating, budgeting and financial planning purposes. Non-GAAP information is not prepared under a comprehensive set of accounting rules and should only be used to supplement an understanding of Gilead’s operating results as reported under GAAP. Non-GAAP financial information generally excludes acquisition-related expenses including amortization of acquired intangible assets and inventory step-up charges, acquired IPR&D expenses, and other items that are considered unusual or not representative of underlying trends of Gilead’s business, fair value adjustments of equity securities and discrete and related tax charges or benefits associated with changes in tax related laws and guidelines. Acquired IPR&D expenses reflect IPR&D impairments as well as the initial costs of externally developed IPR&D projects, acquired directly in a transaction other than a business combination, that do not have an alternative future use, including upfront and other payments related to various collaborations and the initial costs of rights to IPR&D projects. Although Gilead consistently excludes the amortization of acquired intangible assets from the non-GAAP financial information, management believes that it is important for investors to understand that such intangible assets were recorded as part of acquisitions and contribute to ongoing revenue generation. Non-GAAP measures may be defined and calculated differently by other companies in the same industry. Reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures are provided in the accompanying tables.
Conference Call
At 1:30 p.m. Pacific Time today, Gilead will host a conference call to discuss Gilead’s results. A live webcast will be available on http://investors.gilead.com and will be archived on www.gilead.com for one year.
About Gilead Sciences
Gilead Sciences, Inc. is a biopharmaceutical company that has pursued and achieved breakthroughs in medicine for more than three decades, with the goal of creating a healthier world for all people. The company is committed to advancing innovative medicines to prevent and treat life-threatening diseases, including HIV, viral hepatitis and cancer. Gilead operates in more than 35 countries worldwide, with headquarters in Foster City, California.
Forward-Looking Statements
Statements included in this press release that are not historical in nature are forward-looking statements

February 1, 2022	7

within the meaning of the Private Securities Litigation Reform Act of 1995. Gilead cautions readers that forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include those relating to: the impact of the COVID-19 pandemic on Gilead’s business, financial condition and results of operations; the development, manufacturing and distribution of Veklury as a treatment for COVID-19, including the uncertainty of the amount and timing of future Veklury sales and Gilead’s ability to effectively manage the global supply and distribution of Veklury; Gilead’s ability to achieve its anticipated full year 2022 financial results, including as a result of potential adverse revenue impacts from COVID-19, increases in R&D expenses and potential revenues from Veklury; Gilead’s ability to make progress on any of its long-term ambitions or strategic priorities laid out in its corporate strategy; Gilead’s ability to accelerate or sustain revenues for its virology, oncology and other programs; Gilead’s ability to realize the potential benefits of acquisitions, collaborations or licensing arrangements, including those involving Arcus, Daiichi Sankyo, Everest Medicines and Merck; Gilead’s ability to initiate, progress or complete clinical trials within currently anticipated timeframes or at all, the risk that FDA may not remove clinical holds currently in place on any clinical trials, the possibility of unfavorable results from ongoing and additional clinical trials, including those involving Trodelvy, Veklury, Yescarta and lenacapavir, and the risk that safety and efficacy data from clinical trials may not warrant further development of Gilead’s product candidates or the product candidates of Gilead’s strategic partners; Gilead’s ability to submit new drug applications for new product candidates or expanded indications, including Trodelvy and Yescarta, in the currently anticipated timelines; Gilead’s ability to receive regulatory approvals in a timely manner or at all, including FDA approval of bulevirtide for treatment of chronic HDV infection in adults with compensated liver disease or FDA or EMA approval of Yescarta for second-line LBCL, and the risk that any such approvals may be subject to significant limitations on use; Gilead’s ability to successfully commercialize its products; the risk of potential disruptions to the manufacturing and supply chain of Gilead’s products; pricing and reimbursement pressures from government agencies and other third parties, including required rebates and other discounts; a larger than anticipated shift in payer mix to more highly discounted payer segments; market share and price erosion caused by the introduction of generic versions of Gilead products; the risk that physicians and patients may not see advantages of these products over other therapies and may therefore be reluctant to prescribe the products, including Trodelvy, Veklury and Yescarta; and other risks identified from time to time in Gilead’s reports filed with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. In addition, Gilead makes estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosures. Gilead bases its estimates on historical experience and on various other market specific and other relevant assumptions that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. There may be other factors of which Gilead is not currently aware that may affect matters discussed in the forward-looking statements and may also cause actual results to differ significantly from these estimates. Further, results for the quarter ended December 31, 2021 are not necessarily indicative of operating results for any future periods. Gilead directs readers to its press releases, annual reports on Form 10-K, quarterly reports on Form 10-Q and other subsequent disclosure documents filed with the SEC. Gilead claims the protection of the Safe Harbor contained in the Private Securities Litigation Reform Act of 1995 for forward-looking statements.
The reader is cautioned that forward-looking statements are not guarantees of future performance and is cautioned not to place undue reliance on these forward-looking statements. All forward-looking statements are based on information currently available to Gilead and Gilead assumes no obligation to update or supplement any such forward-looking statements other than as required by law. Any forward-looking statements speak only as of the date hereof or as of the dates indicated in the statements.
# # #
Gilead owns or has rights to various trademarks, copyrights and trade names used in its business, including the following: GILEAD®, GILEAD SCIENCES®, AMBISOME®, ATRIPLA®, BIKTARVY®, CAYSTON®, COMPLERA®, DESCOVY®, DESCOVY FOR PREP®, EMTRIVA®, EPCLUSA®, EVIPLERA®, GENVOYA®, HARVONI®, HEPCLUDEX® (BULEVIRTIDE), HEPSERA®, JYSELECA®, LETAIRIS®, ODEFSEY®, RANEXA®, SOVALDI®, STRIBILD®, TECARTUS®, TRODELVY®, TRUVADA®, TRUVADA FOR PREP®, TYBOST®, VEKLURY®, VEMLIDY®, VIREAD®, VOSEVI®, YESCARTA® and ZYDELIG®. This report may also refer to trademarks, service marks and trade names of other companies.

CONTACTS:	Investors:	Jacquie Ross, CFA	investor_relations@gilead.com
	Media:	Chris Ridley	public_affairs@gilead.com

February 1, 2022	8

GILEAD SCIENCES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in millions, except per share amounts)	2021	2020	2021	2020
Revenues:
Product sales	$7,160	$7,328	$27,008	$24,355
Royalty, contract and other revenues	84	93	297	334
Total revenues	7,244	7,421	27,305	24,689
Costs and expenses:
Cost of goods sold	2,627	1,398	6,601	4,572
Research and development expenses	2,027	1,578	5,363	5,039
Acquired in-process research and development expenses	—	64	177	5,856
Selling, general and administrative expenses	1,650	1,730	5,246	5,151
Total costs and expenses	6,304	4,770	17,387	20,618
Income from operations	940	2,651	9,918	4,071
Interest expense	(238)	(267)	(1,001)	(984)
Other income (expense), net	57	(570)	(639)	(1,418)
Income before income taxes	759	1,814	8,278	1,669
Income tax expense	(383)	(270)	(2,077)	(1,580)
Net income	376	1,544	6,201	89
Net loss attributable to noncontrolling interest	6	7	24	34
Net income attributable to Gilead	$382	$1,551	$6,225	$123
Net income per share attributable to Gilead common stockholders - basic	$0.30	$1.24	$4.96	$0.10
Shares used in per share calculation - basic	1,256	1,255	1,256	1,257
Net income per share attributable to Gilead common stockholders - diluted	$0.30	$1.23	$4.93	$0.10
Shares used in per share calculation - diluted	1,262	1,259	1,262	1,263
Cash dividends declared per share	$0.71	$0.68	$2.84	$2.72

Research and development expenses as a % of revenues	28.0%	21.3%	19.6%	20.4%
Selling, general and administrative expenses as a % of revenues	22.8%	23.3%	19.2%	20.9%
Operating expenses as a % of revenues	50.8%	45.4%	39.5%	65.0%

February 1, 2022	9

GILEAD SCIENCES, INC.
TOTAL REVENUE SUMMARY
(unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
(In millions, except percentages)	2021	2020	Change	2021	2020	Change
Product sales:
HIV	$4,538	$4,257	7%	$16,315	$16,938	(4)%
HCV	393	423	(7)%	1,881	2,064	(9)%
HBV/HDV	265	244	9%	969	860	13%
Cell Therapy	239	163	47%	871	607	43%
Trodelvy	118	49	NM	380	49	NM
Other	250	254	(2)%	1,027	1,026	—%
Total product sales excluding Veklury	5,803	5,390	8%	21,443	21,544	—%
Veklury	1,357	1,938	(30)%	5,565	2,811	98%
Total product sales	7,160	7,328	(2)%	27,008	24,355	11%
Royalty, contract and other revenues	84	93	(10)%	297	334	(11)%
Total revenues	$7,244	$7,421	(2)%	$27,305	$24,689	11%
_______________________________
NM - Not Meaningful

February 1, 2022	10

GILEAD SCIENCES, INC.
NON-GAAP FINANCIAL INFORMATION(1)
(unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
(In millions, except percentages)	2021	2020	Change	2021	2020	Change
Non-GAAP:
Cost of goods sold	$2,111	$918	130%	$4,538	$3,294	38%
Research and development expenses	$1,984	$1,512	31%	$5,226	$4,857	8%
Acquired in-process research and development expenses	$—	$—	NM	$19	$—	NM
Selling, general and administrative expenses	$1,642	$1,499	10%	$4,974	$4,834	3%
Other income (expense), net	$—	$46	NM	$(29)	$249	NM
Diluted EPS	$0.69	$2.19	(68)%	$7.28	$7.09	3%

Product gross margin	70.5%	87.5%	NM	83.2%	86.5%	-330 bps
Research and development expenses as a % of revenues	27.4%	20.4%	700 bps	19.1%	19.7%	-60 bps
Selling, general and administrative expenses as a % of revenues	22.7%	20.2%	250 bps	18.2%	19.6%	-140 bps
Operating expenses as a % of revenues	50.1%	40.6%	950 bps	37.4%	39.3%	-190 bps
Operating margin	20.8%	47.1%	NM	46.0%	47.4%	-140 bps
Effective tax rate	32.2%	15.8%	NM	20.4%	18.6%	180 bps
________________________________
NM - Not Meaningful
(1) A reconciliation between GAAP and non-GAAP financial information is provided in the tables on pages 11- 12.

February 1, 2022	11

GILEAD SCIENCES, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in millions, except percentages and per share amounts)	2021	2020	2021	2020
Cost of goods sold reconciliation:
GAAP cost of goods sold	$2,627	$1,398	$6,601	$4,572
Acquisition-related – amortization of acquired intangibles and inventory step-up charges	(516)	(417)	(2,063)	(1,215)
Acquisition-related and other costs(1)	—	(63)	—	(63)
Non-GAAP cost of goods sold	$2,111	$918	$4,538	$3,294

Product gross margin reconciliation:
GAAP product gross margin	63.3%	80.9%	75.6%	81.2%
Acquisition-related – amortization of acquired intangibles and inventory step-up charges	7.2%	5.7%	7.6%	5.0%
Acquisition-related and other costs(1)	—%	0.9%	—%	0.3%
Non-GAAP product gross margin(2)	70.5%	87.5%	83.2%	86.5%

Research and development expenses reconciliation:
GAAP research and development expenses	$2,027	$1,578	$5,363	$5,039
Acquisition-related – amortization of inventory step-up charges	(42)	—	(109)	—
Acquisition-related and other costs(1)	(1)	(66)	(28)	(182)
Non-GAAP research and development expenses	$1,984	$1,512	$5,226	$4,857

Acquired IPR&D expenses reconciliation:
GAAP acquired IPR&D expenses	$—	$64	$177	$5,856
Acquired IPR&D expenses	—	(64)	(158)	(5,856)
Non-GAAP acquired IPR&D expenses	$—	$—	$19	$—

Selling, general and administrative expenses reconciliation:
GAAP selling, general and administrative expenses	$1,650	$1,730	$5,246	$5,151
Acquisition-related and other costs(1)(3)	(8)	(231)	(272)	(317)
Non-GAAP selling, general and administrative expenses	$1,642	$1,499	$4,974	$4,834

Operating income reconciliation:
GAAP operating income	$940	$2,651	$9,918	$4,071
Acquired IPR&D expenses	—	64	158	5,856
Acquisition-related – amortization of acquired intangibles and inventory step-up charges	558	417	2,172	1,215
Acquisition-related and other costs(1)(3)	9	360	300	562
Non-GAAP operating income	$1,507	$3,492	$12,548	$11,704

Operating margin reconciliation:
GAAP operating margin	13.0%	35.7%	36.3%	16.5%
Acquired IPR&D expenses	—%	0.9%	0.6%	23.7%
Acquisition-related – amortization of acquired intangibles and inventory step-up charges	7.7%	5.6%	8.0%	4.9%
Acquisition-related and other costs(1)(3)	0.1%	4.8%	1.1%	2.3%
Non-GAAP operating margin(2)	20.8%	47.1%	46.0%	47.4%

Other income (expense), net reconciliation:
GAAP other income (expense), net	$57	$(570)	$(639)	$(1,418)
(Gain) loss from equity securities, net	(57)	616	610	1,667
Non-GAAP other income (expense), net	$—	$46	$(29)	$249

February 1, 2022	12

GILEAD SCIENCES, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION - (Continued)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in millions, except percentages and per share amounts)	2021	2020	2021	2020
Effective tax rate reconciliation:
GAAP effective tax rate	50.5%	14.9%	25.1%	94.7%
Income tax effect of above non-GAAP adjustments and discrete and related tax adjustments(4)	(18.3)%	0.9%	(4.7)%	(76.1)%
Non-GAAP effective tax rate(2)	32.2%	15.8%	20.4%	18.6%

Net income attributable to Gilead reconciliation (after tax):
GAAP net income attributable to Gilead	$382	$1,551	$6,225	$123
Acquired IPR&D expenses	—	50	125	5,672
Acquisition-related – amortization of acquired intangibles and inventory step-up charges	449	329	1,750	1,002
Acquisition-related and other costs(1)(3)	3	286	192	443
(Gain) loss from equity securities, net	(56)	628	631	1,718
Discrete and related tax charges(4)	88	(82)	267	—
Non-GAAP net income attributable to Gilead	$866	$2,762	$9,190	$8,958

Diluted EPS reconciliation:
GAAP diluted earnings per share	$0.30	$1.23	$4.93	$0.10
Acquired IPR&D expenses	—	0.04	0.10	4.49
Acquisition-related – amortization of acquired intangibles and inventory step-up charges	0.36	0.26	1.39	0.79
Acquisition-related and other costs(1)(3)	—	0.23	0.15	0.35
(Gain) loss from equity securities, net	(0.04)	0.50	0.50	1.36
Discrete and related tax charges(4)	0.07	(0.07)	0.21	—
Non-GAAP diluted EPS(2)	$0.69	$2.19	$7.28	$7.09

Non-GAAP adjustment summary:
Cost of goods sold adjustments	$516	$480	$2,063	$1,278
Research and development expenses adjustments	43	66	137	182
Acquired IPR&D expenses adjustments	—	64	158	5,856
Selling, general and administrative expenses adjustments	8	231	272	317
Total non-GAAP adjustments before other income (expense), net, and income taxes	567	841	2,630	7,633
Other income (expense), net, adjustments	(57)	616	610	1,667
Total non-GAAP adjustments before income taxes	510	1,457	3,240	9,300
Income tax effect of non-GAAP adjustments above	(114)	(164)	(542)	(465)
Discrete and related tax charges(4)	88	(82)	267	—
Total non-GAAP adjustments after tax	$484	$1,211	$2,965	$8,835
______________________________
(1) Primarily includes employee-related expenses, contingent consideration fair value adjustments and other expenses associated with Gilead’s acquisitions of Immunomedics, Inc., Forty Seven, Inc. and MYR GmbH.
(2) Amounts may not sum due to rounding.
(3) Includes a donation of equity securities to the Gilead Foundation, a California nonprofit organization, during the second quarter of 2021.
(4) Represents discrete and related deferred tax charges or benefits primarily associated with acquired intangible assets and transfers of intangible assets from a foreign subsidiary to Ireland and the United States.

February 1, 2022	13

GILEAD SCIENCES, INC.
RECONCILIATION OF GAAP TO NON-GAAP 2022 FULL YEAR GUIDANCE(1)
(unaudited)

(in millions, except percentages and per share amounts)	Provided February 1, 2022
Projected product gross margin GAAP to non-GAAP reconciliation:
GAAP projected product gross margin	76% - 77%
Acquisition-related expenses	~ 9%
Non-GAAP projected product gross margin	85% - 86%

Projected operating income GAAP to non-GAAP reconciliation:
GAAP projected operating income	$8,600 - $9,400
Acquisition-related expenses	~ 2,100
Non-GAAP projected operating income	$10,700 - $11,500

Projected effective tax rate GAAP to non-GAAP reconciliation:
GAAP projected effective tax rate	~ 22%
Less: Amortization of deferred tax assets and tax rate effects of adjustments noted above	~ 2%
Non-GAAP projected effective tax rate	~ 20%

Projected diluted EPS GAAP to non-GAAP reconciliation:
GAAP projected diluted EPS	$4.70 - $5.20
Acquisition-related expenses, related tax effects and amortization of deferred tax assets	~ 1.50
Non-GAAP projected diluted EPS	$6.20 - $6.70

________________________________
(1) The 2022 guidance non-GAAP financial information excludes the impact of any potential future acquisition-related, acquired IPR&D and other expenses, fair value adjustments of equity securities and discrete tax charges or benefits associated with changes in tax related laws and guidelines as Gilead is unable to project such amounts.

February 1, 2022	14

GILEAD SCIENCES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)

	December 31,
(in millions)	2021	2020
Assets
Cash, cash equivalents and marketable securities	$7,829	$7,910
Accounts receivable, net	4,493	4,892
Inventories	2,734	3,014
Property, plant and equipment, net	5,121	4,967
Intangible assets, net	33,455	33,126
Goodwill	8,332	8,108
Other assets	5,988	6,390
Total assets	$67,952	$68,407
Liabilities and Stockholders’ Equity
Current liabilities	$11,610	$11,397
Long-term liabilities	35,278	38,789
Stockholders’ equity(1)	21,064	18,221
Total liabilities and stockholders’ equity	$67,952	$68,407
________________________________
(1) As of December 31, 2021 and December 31, 2020, there were 1,254 shares of common stock issued and outstanding, respectively.

February 1, 2022	15

GILEAD SCIENCES, INC.
SELECTED CASH FLOW INFORMATION
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in millions)	2021	2020	2021	2020
Net cash provided by operating activities	$3,205	$1,916	$11,384	$8,168
Net cash used in investing activities	(278)	(8,977)	(3,131)	(14,615)
Net cash provided by (used in) financing activities	(1,942)	131	(8,877)	770
Effect of exchange rate changes on cash and cash equivalents	(9)	41	(35)	43
Net change in cash and cash equivalents	976	(6,889)	(659)	(5,634)
Cash and cash equivalents at beginning of period	4,362	12,886	5,997	11,631
Cash and cash equivalents at end of period	$5,338	$5,997	$5,338	$5,997

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in millions)	2021	2020	2021	2020
Net cash provided by operating activities	$3,205	$1,916	$11,384	$8,168
Capital expenditures	(156)	(181)	(579)	(650)
Free cash flow	$3,049	$1,735	$10,805	$7,518

February 1, 2022	16

GILEAD SCIENCES, INC.
PRODUCT SALES SUMMARY
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in millions)	2021	2020	2021	2020

HIV Products
Descovy (FTC/TAF) Based Products
Biktarvy – U.S.	$2,123	$1,749	$7,049	$6,095
Biktarvy – Europe	262	207	969	735
Biktarvy – Other International	145	115	606	429
	2,530	2,071	8,624	7,259

Descovy – U.S.	403	402	1,397	1,526
Descovy – Europe	36	41	164	197
Descovy – Other International	34	35	139	138
	473	478	1,700	1,861

Genvoya – U.S.	634	678	2,267	2,605
Genvoya – Europe	85	114	391	490
Genvoya – Other International	37	60	221	243
	756	852	2,879	3,338

Odefsey – U.S.	303	321	1,076	1,172
Odefsey – Europe	104	109	440	450
Odefsey – Other International	13	14	52	50
	420	444	1,568	1,672

Revenue share – Symtuza(1) – U.S.	94	87	355	331
Revenue share – Symtuza(1) – Europe	40	37	165	149
Revenue share – Symtuza(1) – Other International	3	2	11	8
	137	126	531	488

Total Descovy (FTC/TAF) Based Products – U.S.	3,557	3,237	12,144	11,729
Total Descovy (FTC/TAF) Based Products – Europe	527	508	2,129	2,021
Total Descovy (FTC/TAF) Based Products – Other International	232	226	1,029	868
	4,316	3,971	15,302	14,618

Truvada (FTC/TDF) Based Products
Atripla – U.S.	25	32	121	307
Atripla – Europe	2	4	12	21
Atripla – Other International	—	2	12	21
	27	38	145	349

Complera / Eviplera – U.S.	29	12	102	89
Complera / Eviplera – Europe	38	35	142	159
Complera / Eviplera – Other International	2	4	14	21
	69	51	258	269

Stribild – U.S.	38	25	132	125
Stribild – Europe	10	12	43	54
Stribild – Other International	2	5	14	17
	50	42	189	196

Truvada – U.S.	46	131	314	1,376
Truvada – Europe	4	7	22	27
Truvada – Other International	11	8	35	45
	61	146	371	1,448

Total Truvada (FTC/TDF) Based Products – U.S.	138	200	669	1,897
Total Truvada (FTC/TDF) Based Products – Europe	54	58	219	261
Total Truvada (FTC/TDF) Based Products – Other International	15	19	75	104
	207	277	963	2,262

February 1, 2022	17

GILEAD SCIENCES, INC.
PRODUCT SALES SUMMARY - (Continued)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in millions)	2021	2020	2021	2020

Other HIV(2) – U.S.	1	1	15	25
Other HIV(2) – Europe	9	1	18	5
Other HIV(2) – Other International	5	7	17	28
	15	9	50	58

Total HIV – U.S.	3,696	3,438	12,828	13,651
Total HIV – Europe	590	567	2,366	2,287
Total HIV – Other International	252	252	1,121	1,000
	4,538	4,257	16,315	16,938

HCV Products
Ledipasvir / Sofosbuvir(3) – U.S.	21	(21)	84	92
Ledipasvir / Sofosbuvir(3) – Europe	7	3	31	29
Ledipasvir / Sofosbuvir(3) – Other International	21	27	97	151
	49	9	212	272

Sofosbuvir / Velpatasvir(4) – U.S.	166	218	815	864
Sofosbuvir / Velpatasvir(4) – Europe	82	84	316	337
Sofosbuvir / Velpatasvir(4) – Other International	59	68	331	398
	307	370	1,462	1,599

Other HCV(5) – U.S.	22	32	119	132
Other HCV(5) – Europe	10	11	74	48
Other HCV(5) – Other International	5	1	14	13
	37	44	207	193

Total HCV – U.S.	209	229	1,018	1,088
Total HCV – Europe	99	98	421	414
Total HCV – Other International	85	96	442	562
	393	423	1,881	2,064

HBV/HDV Products
Vemlidy – U.S.	118	108	384	356
Vemlidy – Europe	9	7	34	29
Vemlidy – Other International	98	78	396	272
	225	193	814	657

Viread – U.S.	3	4	11	14
Viread – Europe	6	7	28	34
Viread – Other International	17	37	72	137
	26	48	111	185

Other HBV/HDV(6) – U.S.	1	1	2	10
Other HBV/HDV(6) – Europe	13	2	42	8
	14	3	44	18

Total HBV/HDV – U.S.	122	113	397	380
Total HBV/HDV – Europe	28	16	104	71
Total HBV/HDV – Other International	115	115	468	409
	265	244	969	860

Veklury
Veklury – U.S.	877	1,241	3,640	2,026
Veklury – Europe	334	547	1,095	607
Veklury – Other International	146	150	830	178
	1,357	1,938	5,565	2,811

February 1, 2022	18

GILEAD SCIENCES, INC.
PRODUCT SALES SUMMARY - (Continued)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in millions)	2021	2020	2021	2020

Cell Therapy Products
Tecartus – U.S.	42	29	136	34
Tecartus – Europe	15	5	40	10
	57	34	176	44

Yescarta – U.S.	106	79	406	362
Yescarta – Europe	65	47	253	191
Yescarta – Other International	11	3	36	10
	182	129	695	563

Total Cell Therapy – U.S.	148	108	542	396
Total Cell Therapy – Europe	80	52	293	201
Total Cell Therapy – Other International	11	3	36	10
	239	163	871	607

Trodelvy
Trodelvy – U.S.	109	49	370	49
Trodelvy– Europe	9	—	10	—
	118	49	380	49

Other Products
AmBisome – U.S.	7	15	39	61
AmBisome – Europe	72	64	274	230
AmBisome – Other International	41	32	227	145
	120	111	540	436

Letairis – U.S.	49	73	206	314

Ranexa – U.S.	5	—	10	9

Zydelig – U.S.	4	7	26	31
Zydelig – Europe	8	9	35	39
Zydelig – Other International	—	1	1	2
	12	17	62	72

Other(7) – U.S.	18	33	100	136
Other(7) – Europe	39	13	80	45
Other(7) – Other International	7	7	29	14
	64	53	209	195

Total Other – U.S.	83	128	381	551
Total Other – Europe	119	86	389	314
Total Other – Other International	48	40	257	161
	250	254	1,027	1,026

Total product sales – U.S.	5,244	5,306	19,176	18,141
Total product sales – Europe	1,259	1,366	4,678	3,894
Total product sales – Other International	657	656	3,154	2,320
	$7,160	$7,328	$27,008	$24,355
_______________________________
(1) Represents Gilead’s revenue from cobicistat (“C”), emtricitabine (“FTC”) and tenofovir alafenamide (“TAF”) in Symtuza (darunavir/C/FTC/TAF), a fixed dose combination product commercialized by Janssen Sciences Ireland Unlimited Company.
(2) Includes Emtriva and Tybost.
(3) Amounts consist of sales of Harvoni and the authorized generic version of Harvoni sold by Gilead’s separate subsidiary, Asegua Therapeutics LLC.
(4) Amounts consist of sales of Epclusa and the authorized generic version of Epclusa sold by Gilead’s separate subsidiary, Asegua Therapeutics LLC.
(5) Includes Vosevi and Sovaldi.
(6) Includes Hepcludex and Hepsera.
(7) Includes Cayston and Jyseleca.